UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2006

SMITHFIELD FOODS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Smithfield Foods, Inc. (the “Company”) has executed an uncommitted line of credit agreement with JPMorgan Chase Bank, N.A. (the “JPMorgan Chase Agreement”) and an uncommitted line of credit agreement with Citibank, N.A. (the “Citibank Agreement”). The JPMorgan Chase Agreement and the Citibank Agreement are collectively referred to herein as the “Uncommitted Line of Credit Agreements.”

Under each of the Uncommitted Line of Credit Agreements, the lender agreed to consider requests by the Company to borrow up to $125 million at any one time through January 15, 2007. The proceeds of any advances under the Uncommitted Line of Credit Agreements are to be used solely for general corporate purposes.

Under the Uncommitted Line of Credit Agreements, the lenders will consider the following two types of requests for advances by the Company:

•	Eurodollar Rate Advances, which have an interest rate derived from a LIBOR based formula; and

•	Quoted Rate Advances, which have an interest rate quoted by the lender and agreed to by the Company.

The Uncommitted Line of Credit Agreements terminate on the earlier of:

•	January 15, 2007;

•	the date either party thereto provides written notice of termination; or

•	in the case of the JPMorgan Chase Agreement, specified proceedings such as bankruptcy proceedings are commenced by or against the Company or any of its subsidiaries (collectively, such date is referred to as the “Termination Date”).

The Company is required to repay principal amounts borrowed under the Uncommitted Line of Credit Agreements on the earliest to occur of:

•	demand;

•	the Termination Date; and

•	the last day of the interest period of such advance.

Each Uncommitted Line of Credit Agreement also contains standard representations and warranties and indemnification obligations by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: October 24, 2006	/s/ MICHAEL H. COLE
Michael H. Cole
Vice President, Chief Legal Officer and Secretary